Exhibit (a)(5)(C)

Hi everyone,

This morning, we announced the exciting news that Neurocrine has entered into a definitive agreement to acquire Soleno Therapeutics , a commercial-stage biopharmaceutical company with an FDA-approved rare endocrinology product on the market that treats hyperphagia, the defining feature of Prader-Willi syndrome (PWS).

Since the start of this year, you’ve heard me talk about diversification and momentum – and this transaction is expected to drive both priorities by:

•	Strengthening and diversifying our portfolio with a third high-growth, first-in-class therapy; and

•	Building on our momentum to scale in support of continued innovation and development.

Most importantly, it will advance what we are ultimately here to do – deliver life-changing treatments for patients with great needs.

Soleno’s commercial product, VYKAT™ XR (diazoxide choline), is a strong example of a truly transformative therapy for patients and families. It is the first and only FDA-approved treatment for hyperphagia in individuals aged four and older with PWS, a rare, genetic neurodevelopmental disorder affecting approximately 10,000 patients in the U.S. The disease is characterized by neurological, behavioral, and metabolic dysfunction. Its defining feature is hyperphagia, a chronic, life-threatening condition marked by a persistent hunger that drives compulsive, food-seeking behavior. Together, these symptoms can severely diminish quality of life for individuals with PWS and their families, with hyperphagia driving significant morbidity and mortality.

Given that the symptoms of PWS sit primarily at the intersection of endocrinology and rare disease, I cannot think of a better company than Neurocrine to expand the reach of VYKAT XR in the Prader-Willi syndrome community. Since its FDA approval and successful U.S. launch in the second quarter of 2025, VYKAT XR has demonstrated strong early adoption, and I am confident that Neurocrine will be the right home to enhance its impact for even more patients and families.

Beyond its commercial product and alignment with Neurocrine’s capabilities, Soleno is a natural cultural fit for us, with shared values and a commitment to improving the lives of individuals living with complex, life-threatening rare diseases. I look forward to spending time with some of their ~180 employees later this week at their office in Redwood City, California.

We expect the transaction to close within 90 days of today’s announcement, subject to the satisfaction of customary conditions, including receipt of regulatory approvals. Until then, it’s business as usual. Neurocrine and Soleno will continue to operate as separate, independent companies.

I recognize you may have questions about how this will affect you and your role. While I don’t have all the answers today, I want to assure you there is no immediate impact on Neurocrine employees.

Please plan to attend the All Hands Meeting today at 12 p.m. PT to learn more about Soleno, the acquisition, and why this transaction will be an exciting step for Neurocrine’s future.

I hope you are as energized as I am about this news. Now, as always, let’s get back to our important work the only way we know how. The Neurocrine way. Together.

Thank you,

Kyle

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of each of Soleno and Neurocrine, including statements relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 5, 2026, by and among Soleno, Neurocrine, and the other parties thereto (the “Merger Agreement”), including the anticipated occurrence, manner and timing of the proposed tender offer; the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the subsequent merger set forth in the Merger Agreement; the possibility of any termination of the Merger Agreement; the prospective benefits of the proposed transaction; Neurocrine’s strategy, plans, objectives, expectations (financial or otherwise) and intentions with respect to its future financial results and growth potential, anticipated product portfolio, development programs and patent terms; the estimated occurrence of PWS; the estimated U.S. population of PWS patients; and other statements that are not historical facts. The forward-looking statements contained in this communication are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. These statements may contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “seek,” “should,” “strategy,” “will,” “would” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer; uncertainties as to how many of Soleno’s stockholders will tender their stock in the offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various closing conditions in the Merger Agreement may not be satisfied or waived; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the possibility that the transaction does not close; risks related to the parties’ ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that Neurocrine will not be able to integrate Soleno successfully or that such integration may be more difficult, time-consuming or costly than expected; disruption from the proposed transaction, making it more difficult for either company to conduct business as usual or maintain relationships with employees, customers, suppliers, other business partners or governmental entities; negative effects of this announcement or the consummation of the proposed transaction on the market price of Neurocrine’s common stock and/or Neurocrine’s operating results, including the possibility that if the parties do not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Neurocrine’s common stock could decline; significant transaction costs; unknown or inestimable liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction; Neurocrine’s ability to fund the proposed transaction; the time-consuming and uncertain regulatory approval process; the degree and pace of market uptake of Soleno’s commercial product, VYKATTM XR (diazoxide choline); the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the parties’ business operations and financial results; the sufficiency of Neurocrine’s cash flows and capital resources; Neurocrine’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; and other risks and uncertainties affecting Neurocrine and Soleno, including those described from time to time under the caption “Risk Factors” and elsewhere in Neurocrine’s and Soleno’s respective filings and reports with the U.S. Securities and Exchange Commission (“SEC”), including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2025 and subsequent Quarterly Reports on Form 10-Q and other filings filed with the SEC, as well as the Tender Offer Statement on Schedule TO and related tender offer documents to be filed by Neurocrine and its acquisition subsidiary, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Soleno. Any forward-looking statements are made based on the current beliefs and judgments of Neurocrine’s and Soleno’s respective management teams, and the reader is cautioned not to rely on any forward-looking statements made by Neurocrine or Soleno. Except as required by law, Neurocrine and Soleno do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Additional Information about the Acquisition and Where to Find It

The tender offer for all of the outstanding shares of Soleno described in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Neurocrine and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. A solicitation and offer to purchase outstanding shares of Soleno will only be made pursuant to an offer to purchase and related tender offer materials that Neurocrine and its acquisition subsidiary intend to file with the SEC. At the time that the tender offer is commenced, Neurocrine and its acquisition subsidiary will file a tender offer statement on Schedule TO, and Soleno will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF SOLENO ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF SOLENO SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal) will be made available at no expense on Neurocrine’s website at neurocrine.com/investors and (once they become available) will be mailed to the stockholders of Soleno free of charge. The Solicitation/Recommendation Statement and other documents filed with the SEC by Soleno will be available at no expense at Soleno’s website at investors.soleno.life. The information contained in, or that can be accessed through, Neurocrine’s and Soleno’s respective websites are not a part of, or incorporated by reference herein. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. Copies of those offer documents and all other documents filed by Neurocrine and Soleno will be made available at no charge by directing a request to the information agent for the tender offer, which will be named in the Schedule TO. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Neurocrine and Soleno each file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Neurocrine or Soleno with the SEC for free on the SEC’s website at www.sec.gov.